UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 10, 2011

Cephalon, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19119	23-2484489
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

41 Moores Rd.
Frazer, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 344-0200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On February 10, 2011, Cephalon, Inc. (the “Company”) and Peter E. Grebow, Ph.D., the Company’s Executive Vice President, Cephalon Ventures, executed a consulting agreement (the “Agreement”) for a term beginning March 1, 2011 and ending on February 28, 2012.  During the term of the Agreement, Dr. Grebow will assist with the establishment of Cephalon Ventures and will be paid an hourly rate of $750 for each hour of service performed, not to exceed 20 hours a week, with a maximum of 1,000 hours per year.  Dr. Grebow intends to retire on February 28, 2011.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 1, 2011, the Stock Option and Compensation Committee of the Board of Directors (the “Board”) of the Company determined the recommended annual cash bonus awards to be made to executive officers of the Company for fiscal year 2010 as determined pursuant to the Company’s MICP for 2010.  These award recommendations were presented to and approved by the independent members of the Board on February 1, 2011.  The awards were approved subject to the finalization of financial results for the year ended December 31, 2010, which were released on February 10, 2011.

The awards earned in 2010, which will be paid in late February 2011, are as follows:

Name:	Cash Bonus
Frank Baldino, Jr., Ph.D.	$2,113,200
J. Kevin Buchi	$665,000
Alain Aragues	€304,900	(or approximately $413,588)
Valli F. Baldassano	$229,100
Peter E. Grebow, Ph.D.	$274,600
Wilco Groenhuysen	$300,000
Gerald J. Pappert	$330,000
Lesley Russell, MB.Ch.B., MRCP.	$329,800
Carl A. Savini	$297,500
Jeffry L. Vaught, Ph.D.	$229,300

The cash bonus for Dr. Baldino, who passed away in December 2010, will be paid to his estate.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description of Document

10.1	Consulting Agreement effective March 1, 2011 by and between Peter E. Grebow and Cephalon, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHALON, INC.

Date: February 16, 2011	By:	/s/ Gerald J. Pappert
Gerald J. Pappert
Executive Vice President & General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	Consulting Agreement effective March 1, 2011 by and between Peter E. Grebow and Cephalon, Inc.